Exhibit 10.44

March 9, 2007

Susan Marsch

[Address]

Dear Susan:

I am pleased to confirm UTStarcom’s job offer to you for the position of General Counsel with a start date of April 2, 2007. This position reports directly to Fran Barton, Chief Financial Officer.

The key elements of this employment offer are as follows:

Salary: Your gross annual salary is $300,000 USD. Paydays are on the 15th and the last day of each month. Direct deposit is available.

Options: We will recommend to the Compensation Committee of our Board of Directors, at its next meeting at which employee stock option grants are considered for approval, that you be granted an option to purchase up to 125,000 shares of UTStarcom common stock at an exercise price equal to the fair market value of UTStarcom common stock on the date of grant. One quarter (25%) of the shares subject to the option will vest on the first anniversary of the date of grant, and the remaining shares will vest in equal installments of 1/36th each month thereafter, subject to your continuing to provide services to UTStarcom (or one of its subsidiary companies) through each applicable vesting date.

Change in Control/Involuntary Termination: Upon your commencement of employment, you will be offered a change in control agreement (which in the event of involuntary termination following a change in control provides for one year salary plus on target bonus, and 100% vesting of equity). In addition, you will be offered an involuntary termination agreement, which provides for 6 months severance pay.

Annual Bonus: You will be eligible for an on target annual bonus of 35% of your annual based salary (pro-rated for 2007). Payment is based upon mutually agreed performance objectives determined by you and your manager and company performance.

Other Benefits: As a full-time regular employee you are eligible for employee benefits under UTStarcom Benefit Programs. Please see attached Benefits Summary.

Please be prepared to provide proof of eligibility for employment in the United States on your first day of work, in compliance with the Immigration Reform and Control Act (Form I-9).

While we hope your employment relationship with UTStarcom will be both long and mutually rewarding, please note that this offer letter, which supersedes any other offers of employment, is not a promise of employment for any period of time. You or UTStarcom may end your employment at any time, with or without notice or cause. This offer of employment is contingent upon completion of a criminal background check. UTStarcom reserves the right to withdraw its offer of employment to you if the results of the criminal background check are not satisfactory, in the sole judgment of UTStarcom.

As an employee of the Company, you will be expected to abide by Company rules and regulations. You will be expected to sign and comply with an agreement, which requires, among other provisions, the non-disclosure of proprietary information.

We are pleased that you have chosen to become part of the UTStarcom team, and wish you the very best as you begin your employment with UTStarcom. If you have any questions about UTStarcom benefit programs, please feel free to contact Wing Cheung at 510-749-1580.

Please sign this letter to indicate your intent to accept the terms and conditions of this offer, and please return the signed copy to my confidential fax at (510) 747-0129, no later than March 7, 2007.

If you have any questions, please contact me directly at (510) 749-1577.

Sincerely,

Angela Garcia

Senior Recruiter

(510) 749-1577 direct

(510) 747-0129 fax

I accept the terms and conditions of this offer letter, and I understand that it replaces those of any earlier offers of employment. I further understand that this offer letter is not an employment contract, and that my employment with UTStarcom is at will.

Signed:	/s/ Susan Marsch
Employee Signature

Print Name:	Susan Marsch

Date:	March 11, 2007